  Exhibit 99.1

For Immediate Release

Professional Diversity Network Announces First Quarter 2013 Results

Chicago, IL, May 15, 2013 – Professional Diversity Network, Inc. (NASDAQ: IPDN), a developer and operator of online networks dedicated to serving diverse professionals in the United States and providing them with access to employment opportunities, today announced its financial results for the quarter ended March 31, 2013.  Professional Diversity Network recently completed an Initial Public Offering (IPO) of its equity securities in March of 2013, raising approximately $19.5 million, net of offering costs.

Operational Highlights:
During the first quarter of 2013, the Company achieved the following, which it believes establishes a foundation for long-term growth:

•	Generated positive cash flow from operating activities of approximately $900,000 in the first quarter of 2013
•	Commenced building a diversity client services team to support a new strategic partnership with the company with the world’s largest professional network
•	Entered into several non-exclusive diversity job distribution relationships with leading cultural organizations, including the NAACP, National Hispanic Nurses Association and Accessible.org
•	Launched an internal sales force, which now comprises 21 diversity recruitment solutions sales consultants
•	Continued membership growth across its various networks resulting in the Company surpassing the 2.5 million registered member threshold after the first quarter of 2013

“During the quarter, we successfully launched a new strategic partnership with the company with the world’s largest professional network,” commented Jim Kirsch, Chief Executive Officer.  “Our number one priority is to foster this relationship and I’m encouraged we can do this in a highly effective manner. We believe our inaugural relationship recruitment campaign is off to a promising start based on the positive feedback we have already received from our strategic partner.”

“With thousands of potential employer customers, we believe it also is important that we utilize our resources to build a first rate direct sales team to communicate with employers and enhance our reputation as a recognized leader in diversity recruitment throughout the nation,” added Mr. Kirsch. “We believe that with over 2.5 million registered members, favorable market demographics and expected continued corporate spending increases for diversity recruitment, we are well-positioned for future growth.”

First Quarter Financial Results:
The Company reported total revenue of $920,000 in the first quarter compared to $1.5 million in the same quarter in the prior year. The company generated positive cash flow of approximately $900,000 in the 2013 first quarter compared with approximately $1,085,000 in the same quarter last year. The year over year revenue difference is primarily due to the $500,000 per quarter fixed fee from the Company’s strategic partner being 50% less than the fixed fee from its former partner. Despite the lower quarterly fixed fee, the Company believes that its new strategic partnership agreement addresses a significantly larger market opportunity allowing it to maximize shareholder value in the long term.

The Company reported a net loss for the quarter of $482,000 compared to net income of $706,000 during the same period one year ago. The lower year-over-year revenue combined with increased expenses of $1.15 million primarily related to increased marketing, client solution providers, infrastructure support for our new strategic partnership and the incremental costs of being a publicly-traded company all contributed to the loss. Fully diluted loss per share during the quarter was $(0.11) compared to $0.20 in the same fiscal period in 2012. The weighted average shares outstanding in the 2013 first quarter were 4,307,774.

On March 31, 2013, the Company had $20.5 million in cash and cash equivalents and no debt, providing the financial support to execute management’s short and long-term strategic initiatives. The Company intends to use the proceeds from the recent IPO to make acquisitions, for marketing to build brand awareness and membership, for product development, including investments in its product development team and the development of new features, and for future growth opportunities. Additionally, the Company is in the process of building out a direct sales force to access new recruiters, which now comprises 21 diversity recruitment solutions sales consultants.

“We believe our strong liquidity position with over $20 million and no debt enables us to fund the business during this transition period to our new strategic partner,” concluded Kirsch.

Conference Call
The Company will host a conference call today, May 15, 2013, at 8:30 am ET for analysts and investors to discuss its recent financial results and operating initiatives. The conference call will be accessible by telephone and through simultaneous webcast via the internet. Interested investors can access the conference call by dialing (877) 941-0844 or by logging on to the Company’s website at www.prodivnet.com, under the “Investor Relations” heading. The conference call replay will also be archived on the Company’s website.

About Professional Diversity Network
Professional Diversity Network develops and operates online networks dedicated to serving diverse professionals in the United States and providing them with access to employment opportunities. Professional Diversity Network offers employers who value diversity an online platform in which to identify and acquire diverse talent for their hiring needs. Professional Diversity Network owns and operates professional networking communities including: www.iHispano.com for Hispanic Professionals,www.AMightyRiver.com for African American professionals, www.WomensCareerChannel.com for Female Professionals, www.Military2Career.comfor Veterans, www.ProAble.com for Professionals with Disabilities, www.OutProNet.com for professionals in the Gay Community, andwww.AsianCareerNetwork.com for Asian professionals.

For more information, visit: www.professionaldiversitynetwork.com

Safe Harbor under the Private Securities Litigation Reform Act of 1995
This press release and the accompanying conference call contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 concerning Professional Diversity Network, certain non-financial metrics, such as member growth, strategic acquisitions, earnings and cash flow projections, direct sales force development and Professional Diversity Network’s business strategies. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Professional Diversity Network, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements can generally be identified by words such as "may" "anticipate," "believe," "plan," "could," "estimate," "expect," "forecast," "guidance," "intend," "may," "possible," "potential," "predict," "project" or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Professional Diversity Network’s control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include Professional Diversity Network’s ability to maintain its business relationships with its key customers; fluctuations in  Professional Diversity Network’s operating results from quarter to quarter, operating losses that Professional Diversity Network has sustained and may sustain; unanticipated changes and competition in the online recruitment market; unanticipated downturns in the economy; Professional Diversity Network’s ability to generate recruitment revenue through direct sales, unexpected technical or marketing difficulties; unexpected claims, charges or litigation; and new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Professional Diversity Network’s business described in its Annual Report on Form 10-K. The forward-looking statements in this press release speak only as of the date they were made. Professional Diversity Network does not assume any obligation to update these forward-looking statements.

Contact:
Professional Diversity Network
Myrna Newman, CFO
312-614-0931
mnewman@prodivnet.com

EVC Group
Michael Polyviou - Investors
212-850-6020
mpolyviou@evcgroup.com

Janine McCargo - Media
EVC Group
646-688-0425
jmccargo@evcgroup.com
(tables follow)

Professional Diversity Network, Inc. CONDENSED BALANCE SHEETS (Unaudited)

	March 31, 2013	December 31, 2012

Current Assets:
Cash and cash equivalents	$20,513,060	$868,294
Accounts receivable	766,232	1,923,048
Marketable securities, at fair value	254,787	251,349
Prepaid expense	216,963	63,982
Total Current Assets	21,751,042	3,106,673

Property and equipment, net	54,104	34,863
Security deposits	23,711	23,711
Deferred offering costs - initial public offering	-	832,240
Developed technology, net	443,861	402,890
Goodwill	635,671	635,671
Trade name	90,400	90,400
Total assets	$22,998,789	$5,126,448

Current Liabilities:
Accounts payable	$301,574	$265,013
Accrued expenses	125,264	85,327
Deferred revenue	552,586	500,000
Derivative liability	304,560
Total current liabilities	1,283,984	850,340

Notes payable - members, net of original issue discount of $0 and $138,256 as of March 31, 2013 and December 31, 2012, respectively	-	1,487,900
Deferred tax liability	195,737	-
Total liabilities	1,479,722	2,338,240
Commitments and contingencies

Stockholders’ Equity
Common stock $0.01 par value, 25,000,000 shares authorized, 6,318,227 and 3,487,847 shares issued and outstanding, as of March 31, 2013 and December 31, 2012	63,182	34,878
Additional paid-in capital	21,932,761	2,751,827
Accumulated Deficit	(481,816)	-
Accumulated other comprehensive income	4,941	1,503
Total stockholders’ equity	21,519,068	2,788,208
Total liabilities and stockholders’ equity	$22,998,789	$5,126,448

Professional Diversity Network, Inc. CONDENSED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)

	For the Three Months Ended March 31,
	2013	2012
Revenues
Recruitment services	$535,680	$1,000,000
Consumer advertising and marketing solutions revenue	384,123	514,661
Total revenues	919,803	1,514,661

Costs and expenses:
Cost of services	239,213	202,052
Sales and marketing	455,809	290,712
General and administrative	421,066	253,350
Depreciation and amortization	55,424	20,711
Gain on sale of property and equipment	(4,734)	-
Total costs and expenses	1,166,778	766,825
(Loss) income from operations	(246,975)	747,836

Other income (expense)
Interest expense	(155,137)	(45,037)
Interest and other income	5,225	3,282
Other expense, net	(149,912)	(41,755)
Change in fair value of derivative liability	110,808	---

(Loss) income before income taxes	$(286,079)	$706,081
Income tax expense	195,737	-
Net (loss)income	$(481,816)	$706,081

Other comprehensive income:
Net (loss) income	$(481,816)	$706,081
Unrealized gains on marketable securities	3,438	25,834
Comprehensive (loss) income	$(478,378)	$731,915

Unaudited Pro Forma Income Net (Loss) Income per Common Share:	$(0.11)	$0.21
Basic and diluted
Shares used in computing pro forma net (loss) income per common share:
Basic and diluted	4,307,794	3,487,847

Pro-Forma Computation Related to Conversion to a C Corporation Upon Completion of Initial Public Offering
Historical Pre-Tax Net (Loss) Income Before Taxes	$(286,079)	$706,081
Pro-forma Income Tax Provision	(164,370)	292,155
Pro-forma Net (Loss) Income	$(121,709)	413,926
Pro-Forma (Loss) Earnings Per Share - Basic and Diluted
Weighted Average Number of Shares Outstanding	4,307,794	3,487,847

(Loss) Earnings Per Share	$(0.03)	$0.12

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